UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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☐ Definitive Proxy Statement
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Rivus Bond Fund
(Name of Registrant as Specified In Its Charter)

The Hartford Income Shares Fund, Inc.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 17, 2010

IMPORTANT NOTICE

Dear Shareholder:

Thank you for the timely return of your proxy card relating to the shareholder meeting of The Hartford Income Shares Fund, Inc. The shareholder meeting, held June 15, 2010, has been adjourned until Friday, July 9, 2010 at 10:00 a.m. Eastern time.

Our records reflect your preference to abstain from voting on the proposal, pursuant to an Agreement and Plan of Reorganization, providing for the acquisition of the assets and the liabilities of The Hartford Income Shares Fund, Inc. by Rivus Bond Fund, a diversified, closed-end management investment company advised by Cutwater Asset Management Corp., solely in exchange for shares of the Rivus Bond Fund.

This proposal is of utmost importance, and we are writing to ask that you take a few moments to review the information contained within this letter and the Proxy Materials and reconsider your previous abstention from voting.

The Board of Directors of The Hartford Income Shares Fund, Inc. recommends that you vote FOR the proposal described in this Notice and in the Combined Proxy Statement/Prospectus, which was previously provided to you.

The Reorganization is expected to benefit The Hartford Income Shares Fund, Inc.’s  shareholders by: (1) providing greater opportunities to realize economies of scale by combining The Hartford Income Shares Fund, Inc.’s assets with the assets of the Rivus Bond Fund, resulting in a larger fund, which is expected to result in lower total operating expenses for the shareholders of the combined fund; (2) offering shareholders of The Hartford Income Shares Fund, Inc. an investment in a fund that provides similar investment objectives and strategies; and (3) offering shareholders of The Hartford Income Shares Fund, Inc, an investment in a fund that is advised by another highly qualified asset manager with extensive experience in managing fixed income investment strategies.

Unless The Hartford Income Shares Fund, Inc. receives the favorable vote of 67% of its total outstanding voting shares, the proposed reorganization will not be approved.  For purposes of determining this vote, an abstention has the same effect as a vote against the proposal.

Upon evaluation of all relevant information, the Board of Directors voted to approve the proposal and the Board of Directors recommends that you vote “FOR” the proposed reorganization.

Your vote is important and your participation in the affairs of your fund does make a difference.  If you decide to revoke your abstention and register your vote, you can do so by mail, Internet or touch-tone phone.  Please refer to the enclosed proxy card for instructions to cast your vote. Receipt of a proxy vote with a later date will completely revoke your previous ballot.

If you have any questions or would like an additional set of Proxy Materials, please contact our proxy solicitor, Computershare Fund Services, at 1-866-904-8748. We appreciate your time and careful consideration.

Sincerely,

Robert M. Arena, Jr.

President of The Hartford Income Shares Fund, Inc.